Exhibit 99.1

COGENTIX MEDICAL SHAREHOLDERS APPROVE
$25 MILLION EQUITY INVESTMENT

Shareholders Also Approve Transactions Converting Debt to Equity

All Transactions Have Closed Today

Proceeds Provide Resources to Execute Urology Focused Business Development Strategy

MINNEAPOLIS, MN, November 3, 2016 – Cogentix Medical, Inc. (NASDAQ: CGNT), a medical device company that develops, manufactures and markets innovative proprietary products for the urology market, today announced that its shareholders have voted at the special meeting held today to approve the previously announced $25 million securities purchase agreement with Accelmed Growth Partners, L.P. and transactions converting the debt and accrued interest owed to one of the Company’s directors into common stock of the Company. Over 97% of the shares voting at the meeting voted in favor of the proposals.

“We are pleased shareholders have approved these transactions, which dramatically improve our balance sheet flexibility and resources,” said Darin Hammers, President and CEO of Cogentix Medical.  “The additional cash resources will allow us to more vigorously pursue urology focused business development activities with the goal of enhancing value for our physician customers and shareholders.”

Cogentix Medical shareholders voted to approve two proposals at the special meeting today: i) the issuance of 16.1 million shares of Cogentix Medical common stock to Accelmed Growth Partners, L.P. in exchange for $25 million; and ii) the exchange of all the outstanding debt and accrued interest ($29.5 million in total) owed to Lewis C. Pell, one of the Company’s Class I directors, for 17.7 million shares of Cogentix Medical common stock, and the cancellation of all outstanding warrants owned by Mr. Pell. The Company now has approximately $28 million in cash on hand, no debt outstanding and 60.4 million common shares outstanding with the closing of these transactions that occurred earlier today.

About Cogentix Medical

Cogentix Medical, Inc., headquartered in Minnetonka, Minnesota, with additional operations in New York, Massachusetts, The Netherlands and the United Kingdom, is a global medical device company.  We design, develop, manufacture and market products for flexible endoscopy with our unique product lines featuring a streamlined visualization system and proprietary sterile disposable microbial barrier, known as EndoSheath technology, providing users with efficient and cost effective endoscope turnover while enhancing patient safety.  We also commercialize the Urgent® PC Neuromodulation System, an FDA-cleared device that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder (OAB).  OAB is a chronic condition that affects approximately 42 million U.S. adults.  The symptoms include urinary urgency, frequency and urge incontinence.  We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency.  For more information on Cogentix Medical and our products, please visit us at www.cogentixmedical.com.

For Further Information:

Cogentix Medical, Inc.
Brett Reynolds, SVP and CFO
952-426-6152

EVC Group
Doug Sherk/Brian Moore (Investors)
415-652-9100/310-579-6199